     EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2001, except as to Notes 11 and 15, which are as of March 22, 2001, relating to the financial statements, which appears in Cypress Semiconductor Corporation’s Annual Report on Form 10K for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
January 25, 2002